EXHIBIT 10.28

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made by and between Entrust Limited and Hansen Downer (“You” or “Your”).

RECITALS

1.	Further to your discussion with Bill Conner and Laura Owen on January 23, 2006, this Separation Agreement (“Agreement”) sets forth the understanding You and Entrust Limited have made with respect to Your separation from Entrust Limited;

2.	The parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that You may have against Entrust as defined herein, including, but not limited to, any and all claims arising or in any way related to Your employment with, or separation from, the Company;

NOW THEREFORE, in consideration of the promises made herein, the parties hereby agree as follows (effective as of the date that You sign this Agreement):

COVENANTS

1. Definitions

As used in this Agreement, “Entrust” and/or “Company” shall mean Entrust Limited, its parent, and all direct and indirect subsidiaries, affiliates, related and/or associated companies of Entrust Limited’s parent, and all successors and assigns of all of the foregoing.

2. Continuing Relationship; Salary Continuation and Benefits

(a) You will remain an employee of Entrust through to October 23, 2006 (the “Separation Date”) with your duties to be as follows:

•	Being on administrative leave of absence available to advise on matters related to your former duties; and

•	You will not have authority to act on behalf of Entrust, nor to incur any expenses or seek reimbursement for any expense incurred, without prior written authority.

After the Separation Date your employment relationship with Entrust will be ended and will not resume.

(b) You will continue to receive Your base salary in the form of salary continuance until the Separation Date. Your vacation will continue to accrue until March 23, 2006. Your total vacation accrual will be paid in a lump sum on your final pay deposit on or following the Separation Date. You be issued a Record of Employment with your final pay. All payments made to you will be subject to such statutory deductions and remittances as may be required by law. Entrust will also maintain You on its benefit plans, however, Your coverage after January 23, 2006 will not include Emergency Travel Assistance, and Your coverage after March 20, 2006 will not include short-term disability, long-term disability, or life insurance, all of which will cease as of the indicated dates. You are advised to seek alternative coverage when traveling out of the province/country. You are also advised to seek alternative coverage for short and long-term disability and life insurance. You may convert your group life coverage to an individual policy without proof of good health. Please contact Heather Black, Manager, Human Resources, for more information in this regard.

(c) You will receive reimbursement for any expenses incurred in connection with Entrust’s business through to January 23, 2006, provided that such expenses were incurred in accordance with Entrust’s expense policies. Please reconcile and settle these expenses by February 28, 2006. Expense forms can be obtained from the Entrust Limited Human Resources Department and will be processed upon return to Entrust Limited.

(d) You will be entitled to continue, until the Separation Date or any earlier cutoff date specified in your Promotion and Relocation Letter dated August 29, 2003 (the “Relocation Letter”), to receive reimbursement for Incidental Expenses as set forth in the Relocation Letter. Your entitlement to receive such reimbursement shall be subject to all of the limitations set forth in the Relocation Letter, including, without limitation, the limitations that the reimbursement expenses must be incurred within three (3) years of September 22, 2003, that the reimbursement expenses are subject to a cap of $50,000 U.S., that the reimbursements must be reported as income under applicable tax laws, and that all such expenses for which reimbursement is sought must be documented in accordance with the Entrust expense reimbursement policy for business-related expenses.

3. Extended Vesting of Equity

Your rights with respect to options to purchase stock of Entrust, Inc., restricted stock units and/or stock appreciation rights (collectively, “Company Equity”) granted on or before January 23, 2006 will continue to vest until the Sepration Date, at the rate and in the manner prescribed by your applicable Company Equity award agreement(s), the governing Company Equity incentive plan, and applicable board resolutions thereunder. You will have the right to exercise vested Company Equity until the end of a period of ninety (90) days following the Separation Date, as prescribed by such award agreement(s), incentive plan(s), and board resolutions. Any unvested Company Equity as of the Separation Date shall be forfeited, and any vested and unexercised Company Equity as at the end of a ninety (90) day period following the Separation Date shall also be forfeited.

4. References and Outplacement Assistance

Entrust appreciates your past contribution as an employee and is prepared to provide you with appropriate references, depending on circumstances, in order to aid you in returning to new and rewarding employment. In this regard, the parties agree that your separation from Entrust shall be characterized as a resignation for personal reasons. However, to ensure the propriety and accuracy of all information conveyed to third parties with respect to your employment at Entrust, all inquiries or requests for information or references should be directed the Entrust Limited Human Resources Department. As an additional benefit to You, outplacement will be provided to You with Drake Beam Morin upon execution of this Agreement. This is an executive level program, which includes access to a career transition counselor. Drake Beam Morin will contact You directly at Your home number.

5. Reaffirmation of Your Duty of Confidence to the Company

(a)	You hereby recognize and reaffirm the promises and obligations in the Intellectual Property and Confidentiality Agreement executed by You on or about Your start date.

(b)	You further agree that You will maintain the confidentiality of all trade secrets, confidential, proprietary, commercial, technical or other information of which You gained knowledge during the course of Your employment with Entrust.

(c)	You acknowledge that You received in performing or in the course of Your duties during Your employment with the Company, confidential information pertaining to the activities, the technologies, the operations and the business, past, present and future, of the Company (including information provided to Company in confidence by third parties) which information is not in the public domain. You acknowledge that such confidential information belongs to the Company and that its disclosure or unauthorized use could be prejudicial to the Company and contrary to its interests.

(d)	You agree that this Agreement is a confidential document as are all the terms and conditions expressed herein. Accordingly, You agree that You will not directly or indirectly disclose, publicize or discuss this Agreement, including its terms and/or conditions, with any employee and/or former employee of Entrust, or any other person except Your immediate family members, attorney, accountant, financial advisor, and/or outplacement advisor. In the event that You discuss this Agreement with any of the aforementioned individuals, it shall be Your duty, responsibility and obligation to advise said individuals of the confidential nature of this Agreement, and to direct them not to discuss the terms and/or conditions of this Agreement with any other person.

(e)	You agree that You will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any non-governmental third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. You further agree both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement or the Company’s confidential information (defined below), and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.

(f)	You further agree that You are a fiduciary of the Company and that You will continue to comply with Your ongoing obligations as a fiduciary of the Company.

6. Non-Competition, Non-Solicitation and Non-Disparagement

You agree not to reveal, disclose, use, or to cause to be revealed, disclosed, or used, or to assist in the revelation, disclosure or use of, any such information or material, or any other matter with respect to Entrust, which may be injurious or harmful to any of the Company’s interests, or the interest of any of its employees, officers or directors. Specifically, You shall issue no public statement on the business affairs, policies or the like of Entrust without the prior written consent of Entrust. Without limiting the foregoing, You shall not disparage Entrust or any of its employees, officers or directors in any respect.

You hereby agree and acknowledge that:

(a)

during Your employment with Entrust You have received and become acquainted with confidential, proprietary, and trade secret information and information provided to Company in confidence by third parties, (collectively, “confidential information”) including, but not limited to, information regarding Company investments, programs, plans, and strategies; capital sources; customers and prospective customers; technical data; business/marketing plans or results; prospect lists; sales funnels, personnel matters regarding Company employees, officers, and directors; manners of operation and services provided; negotiating positions and strategies; and other information regarding potential strategic alliances and customer information. You hereby acknowledge that such information has been and will be developed or acquired by the Company through the expenditure of substantial time, effort, and money, that such information provides the Company with strategic and business advantages over others who do not know or use such information, and that the Company has implemented specific policies and practices to keep such information secret. Accordingly, You agree You will not directly or indirectly use or disclose any such information obtained through Your association with Entrust, except as expressly authorized by Entrust in conducting the business of the Company or as required by an order of a court of competent jurisdiction.

(b)	the nature of the Entrust confidential information described in the preceding paragraph, and Your Senior Vice President position with Entrust, makes it extremely unlikely that, even using complete good faith, You could provide services in a similar capacity for a competitor of Entrust without drawing upon and utilizing and/or disclosing such information. Accordingly, You agree that for a period of one (1) year following the date that You return this signed Agreement to Entrust, You will not, without the prior written consent of the Company, (i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate yourself with any of the following companies (including any parents, subsidiaries or related companies that are under common control with the listed companies): VeriSign, RSA, Computer Associates, Microsoft, Certicom, Identrust, Arcot, Cybertrust, Vasco, Sun Microsystems, Network Associates, Zix Corporation, Postx, Tumbleweed, Passmark, Tricipher, Activecard, IBM (excluding IBM Global Services), and Oracle (“collectively, Competitors”). You further agree that for a period of one (1) year following the date that You return this signed Agreement to Entrust, You will refrain from (i) soliciting, recruiting, hiring, discussing, or assisting others in soliciting, recruiting, hiring, or discussing, employment (or any consulting or contracting arrangement) with any person who is, or was within the six-month period immediately preceding the date of any such activity, an employee of Entrust, and (ii) soliciting any Entrust customers to cease to purchase or use Entrust products or services or to purchase or use competing products or services. Additionally, You agree that for the same period of time, You will not (i) refer any Entrust personnel to others for the purpose of soliciting, recruiting, hiring, discussing, or assisting others in soliciting, recruiting, hiring, or discussing, employment (or any consulting or contracting arrangement) with any person who is, or was within the six-month period immediately preceding the date of any such activity, an employee of Entrust, or (ii) refer any Entrust customers to any third parties who provide products or services that compete with those of Entrust. You acknowledge that Your fulfillment of the obligations contained in this provision is necessary to protect the Company’s confidential information and, consequently, to preserve the value and goodwill of the Company. You further acknowledge the time, Competitor, geographic and scope limitations of these obligations are reasonable, especially in light of the Company’s desire to protect its confidential information, and that You will not be precluded from gainful employment if You are obligated not to compete with the Company during the period, with the Competitors as described above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions above are deemed to exceed the time, geographic or scope limitations permitted by Ontario law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

7. Release

You wholly release Entrust, its officers, directors, agents and employees from all actions, causes of action, complaints, demands and claims in existence prior to, on, or after the date hereof, directly or indirectly arising from Your employment with Entrust and/or the termination thereof. More particularly, You wholly release Entrust from claims for damages for wrongful dismissal at common law as well as all claims for non-salary benefits, vacation pay, bonuses, commissions, options for Company Equity, related employment expenses, and all claims under the Employment Standards Act, R.S.O. 1990, as amended, the Ontario Human Rights Code, and any other applicable legislation, whether arising before, on, or after the date hereof.

8. Further Assistance

Upon such reasonable request, and on such terms as shall be mutually agreed by You and the Company, You shall make yourself available to provide to Entrust advice, assistance and information related to Your former job duties with the Company, including but not limited to offering and explaining evidence and providing sworn statement(s), deposition testimony and trial testimony as may be deemed necessary by Entrust for the preparation of its position in any legal or other proceeding(s) involving issues brought against or initiated by Entrust of which You have knowledge.

In the event that it is necessary for You to provide the aforementioned services, Entrust shall reimburse You for authorized reasonable and documented travel expenses including but not limited to transportation, lodging, meals and incidental expenses.

9. Entire Agreement

This Agreement constitutes the entire agreement and understanding between You and Entrust concerning Your separation from, and compensation by, Entrust and supersedes and replaces any and all prior and contemporaneous agreements, representations and understandings regarding said subjects. This Agreement is executed without reliance on any promises, warranties or representations by any party or any representative of any party other than those expressly contained in this Agreement.

10. Amendments

Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by authorized representatives of each party. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the parties.

11. Governing Law

This Agreement and the performance hereunder shall be governed by and interpreted in accordance with the laws of the Province of Ontario, excluding its provisions on conflict of laws. The venue for any disputes in respect to this Agreement or Your employment with Entrust shall be Ottawa, Ontario.

12. Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable by any competent authority, such illegality, invalidity or unenforceability shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement.

13. Binding

This Agreement shall be binding on the successors, heirs, assigns and legal representatives of the parties hereto.

14. Remedy in Event of Breach

You understand and agree that, in the event of any breach by You of the terms of this Agreement, Your right to any further payments or benefits will immediately end. The cessation of further payments and benefits on account of such breach will not, however, relieve You of Your obligations under this Agreement, nor will it limit Entrust’s right to any other relief it may be entitled to seek.

15. Return of Entrust Property

You shall return as soon as possible to Entrust all property of Entrust currently in your possession and/or subject to your control including but not necessarily limited to any and all computer equipment, computer data files, portable telephones, Blackberries or any other mobile communication devices, facsimile machines, credit cards, identification cards, files, memoranda, correspondence, compensation surveys, drawings, designs, financial records, customer lists, personnel files, personnel lists or the like, whether such materials shall be written instruments or tapes in electronic and/or recorded format. Notwithstanding the foregoing, You shall be entitled to retain Your Dell laptop computer provided that You first allow the Entrust IT Department to take an image of that laptop computer and further provided that after that image is taken all Entrust Confidential Information and all third-party software that has been licensed to Entrust is removed from that laptop computer.

16. Acknowledgment

You acknowledge having had the opportunity to obtain independent legal advice before executing this Agreement and acknowledge that You fully understand the nature of the Agreement that You are voluntarily entering into.

IN WITNESS WHEREOF THE COMPANY HAS DULY EXECUTED THIS AGREEMENT:

ENTRUST LIMITED

/s/ Michael Morgan
Michael Morgan
General Counsel
ENTRUST LIMITED

IN WITNESS WHEREOF YOU HAVE DULY EXECUTED THIS AGREEMENT:

/s/ Joseph Wong	/s/ Hansen Downer
Witness	Hansen Downer

Joseph Wong	Jan 24, 2006
Printed Name	Date

January 24, 2006
Date